Exhibit 99.1

EXPRESSJET REPORTS OCTOBER 2009 PERFORMANCE

            HOUSTON, Nov. 11, 2009 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today reported traffic and capacity results for October 2009.

Scheduled Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 667 million, and available seat miles (ASM) flown were 848 million.  ExpressJet's October load factor, operating as Continental Express, was 78.7%.  The company flew 55,469 block hours and operated 29,830 departures during the month as Continental Express.

Corporate Aviation

            ExpressJet flew 635 block hours during the month in its Corporate Aviation (charter) division.  ExpressJet’s fleet within the Corporate Aviation division consisted of eight 41-seat aircraft and 22 50-seat aircraft.

All Flying

            ExpressJet had a total of 244 planes in its fleet during October – 214 allocated to flying as Continental Express and 30 operating in its Corporate Aviation division.

About ExpressJet

           ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 130 scheduled destinations in North America and the Caribbean with approximately 1,100 departures per day.  Operations include a capacity purchase agreement for Continental; providing clients customized 41-seat and 50-seat charter options (www.expressjet.com/charter); and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

- more -

ExpressJet Reports October 2009 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

	Month Ending October 31, 2009		Month Ending October 31, 2008		Year Over Year Change
	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	667		616		8%
Available Seat Miles (ASM) (millions)	848		814		4%
Passenger Load Factor	78.7%		75.7%		3.0 pts
Block Hours	55,469	635	53,091	502	4%	27%
Departures	29,830		28,059		6%
Stage Length	571		582		(2%)
Fleet	214	30	214	30	0%	0%

Year to date	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	6,518		6,667		(2%)
Available Seat Miles (ASM) (millions)	8,437		8,608		(2%)
Passenger Load Factor	77.3%		77.5%		(0.2) pts
Block Hours	546,317	17,105	582,674	6,985	(6%)	n/m
Departures	290,714		305,186		(5%)
Stage Length	582		580		0%
Fleet	214	30	206	13	4%	n/m

####